Exhibit 4.11.1

Ministry of the Russian Federation for Telecommunications and Information Technologies

Amendment No. 1

to License No. 19752 (registration series A 019104)

dated October 18, 2001

To supplement the Conditions for Carrying Out Activities under License No. 19752 with a new clause:

“The Licensee’s SPS network shall be connected to the public communications network of the Russian Federation at the long-distance level pursuant to the General Scheme of Creation and Stage-by-Stage Development of the Federal GSM Mobile Cellular Communications Network of the Russian Federation on the basis of technical conditions issued by OJSC Sakhalinsvyaz, OJSC Rostelecom or CJSC MTT.

The Licensee’s communications network may be additionally connected to the public communications network of the Russian Federation at the local level to ensure technical capacity for handling local traffic and rendering to subscribers of additional call-forwarding service from the local telephone network.

Additional connection of the Licensee’s network with the public communications network of the Russian Federation at the local level is allowed only if the networks are connected at the long-distance level.”

First Deputy Minister
of the Russian Federation for Telecommunications and Information Technologies	/s/ Yu.A. Pavlenko
	[Signature]	Yu.A. Pavlenko

December 27, 2001

Deputy Head of the Department
of the Organization	/s/ N.M. Popov
of Licensing Activity	[Signature]	N.M. Popov
[Seal]